UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 31, 2012

AMERICAN TOWER CORPORATION

(Exact Name of Company as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Company’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 31, 2012, in connection with a new $1.0 billion unsecured revolving credit facility (the “2012 Credit Facility”) American Tower Corporation (the “Company”) entered into a loan agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, CitiBank, N.A., The Royal Bank of Scotland plc and TD Securities (USA) LLC, as Co-Syndication Agents, J.P. Morgan Securities LLC, TD Securities (USA) LLC, CitiGroup Global Markets Inc. and RBS Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, Barclays Bank plc, Morgan Stanley MUFG Loan Partners, LLC, Mizuho Corporate Bank, Ltd. and RBC Capital Markets, as Joint Bookrunners, and lenders that are signatories thereto (the “Loan Agreement”). The 2012 Credit Facility has a term of five years and matures on January 31, 2017. The 2012 Credit Facility does not require amortization of payments and may be repaid prior to maturity in whole or in part at the Company’s option without penalty or premium.

At closing, the Company borrowed $700 million under the 2012 Credit Facility and used the proceeds, together with $625 million in borrowings from the Company’s $1.0 billion unsecured revolving credit facility entered into in April 2011 and cash on hand, to repay all amounts outstanding and accrued interest and related fees under the Company’s existing $1.25 billion senior unsecured revolving credit facility (the “2007 Credit Facility”) and $325.0 million term loan (the “Term Loan”). Upon repayment, the Company terminated the 2007 Credit Facility without penalty or premium.

Amounts borrowed under the Loan Agreement will bear interest, at the Company’s option, at a margin above LIBOR or a defined base rate. For LIBOR based borrowings, interest rates will range from 1.075% to 2.400% above the LIBOR rate. For base rate borrowings, interest rates will range from 0.075% to 1.400% above the defined base rate. In each case, the applicable margin is based upon the Company’s debt ratings. In addition, the Loan Agreement provides for a quarterly commitment fee on the undrawn portion of the 2012 Credit Facility ranging from 0.125% to 0.450% per annum, based upon the Company’s debt ratings. The current margin over LIBOR that the Company would incur on borrowings is 1.625% and the current commitment fee on the undrawn portion of the 2012 Credit Facility is 0.225%.

The Company’s ability to borrow under the Loan Agreement will be subject to its ongoing compliance with various affirmative and negative covenants, including with respect to indebtedness, guaranties, mergers and asset sales, liens, dividends, corporate existence and financial reporting obligations. In addition, the Loan Agreement requires that the Company satisfy the following three financial maintenance tests (each of the capitalized terms, as defined in the Loan Agreement):

•	a consolidated total leverage ratio (Total Debt to Adjusted EBITDA) of not greater than 6.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries);

•	a consolidated senior secured leverage ratio (Senior Secured Debt to Adjusted EBITDA) of not greater than 3.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries); and

•	an interest coverage ratio (Adjusted EBITDA to Interest Expense) of not less than 2.50 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries).

Any failure to comply with the financial and operating covenants of the Loan Agreement would not only prevent the Company from being able to borrow additional funds, but would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable. In addition, the Loan Agreement contains customary events of default, in certain cases subject to customary cure periods.

The Loan Agreement allows the Company to use borrowings for working capital needs, to finance acquisitions and for other general corporate purposes of the Company and its subsidiaries (including, without limitation, to refinance or repurchase other indebtedness and to repurchase the Company’s equity securities, in each case without additional lender approval).

Certain of the lenders under the 2012 Credit Facility and other parties to the 2012 Credit Facility or their affiliates have provided, and may in the future provide, commercial banking, underwriting, lending, investment banking, and financial advisory services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they have received or will receive customary fees and commissions.

The foregoing description is only a summary of certain provisions of the 2012 Credit Facility and is qualified in its entirety by the terms of the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. A copy of the press release announcing the 2012 Credit Facility is filed herewith as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 1.02 by reference. In addition, for a summary of the material terms of the 2007 Credit Facility and the Term Loan, see the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2011, filed with the Securities and Exchange Commission on November 2, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

Item 8.01	Other Items.

On January 31, 2012, the Company announced that it intends to hold its 2012 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 19, 2012. A copy of the press release announcing the date of the Annual Meeting is filed herewith as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release announcing the 2012 Credit Facility, dated January 31, 2012.

99.2	Press release announcing the date of the Annual Meeting, dated January 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

Date: January 31, 2012	By:	/s/ Thomas A. Bartlett
Thomas A. Bartlett
Executive Vice President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release relating announcing the 2012 Credit Facility, dated January 31, 2012.

99.2	Press release announcing the date of the Annual Meeting, dated January 31, 2012.